EXHIBIT D-6



     [LETTERHEAD OF ARKANSAS PUBLIC SERVICE COMMISSION]



                              April 18, 2000


VIA FAX AND FEDERAL EXPRESS

Jonathan G. Katz, Secretary
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

   Re:  Entergy Corporation
          File No. 70-9049

Dear Mr. Katz:

   On April 17, 2000, the Arkansas Public Service Commission entered into a Stipulation and Agreement with Entergy Corp. with respect to the above-referenced proceeding. For that reason, the Arkansas Commission hereby withdraws its Motion to Intervene, Request for Dismissal, or, in the Alternative, Request for Hearing filed in the above-referenced proceeding on October 12, 1998.

                              Sincerely,



                              /s/ Mary W. Cochran
                              Mary W. Cochran
                              General Counsel

MWC:bt